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STANDSTILL AGREEMENT

        This Standstill Agreement (this "Agreement") is entered into as of May 15, 2008 in connection with the Mutual Nondisclosure Agreement (the "Confidentiality Agreement") dated as of April 9, 2008 between BRISTOL-MYERS SQUIBB COMPANY ("BMS"), and KOSAN BIOSCIENCES INCORPORATED (the "Company").

        In order to facilitate the exchange of confidential information under the Confidentiality Agreement, and without any obligation of either party hereto to negotiate or enter into any additional agreement or transaction, the parties hereto agree as follows:

        1.     Standstill.    BMS agrees that for the period from the date of this Agreement until the date which is one (1) year after the date hereof (the "Standstill Period"), neither BMS nor any of its controlled affiliates will, directly or indirectly, without the prior written consent of the Company or its Board of Directors:

  (a)
  acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any securities of the Company entitled to vote in the election of the Company's directors ("Voting Securities") (or direct or indirect rights or options to acquire any Voting Securities);

  (b)
  seek or propose by any action not permitted under this Agreement to influence or control, along or in concert with others, the management, Board of Directors or policies of the Company, or make or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are used in the rules of the U.S. Securities and Exchange Commission) to vote any Voting Securities;

  (c)
  make any public announcement with respect to, or submit a proposal for or offer of any merger, recapitalization, reorganization, business combination, tender offer, exchange offer, liquidation, dissolution or other extraordinary transaction involving the Company or any Voting Securities;

  (d)
  take any action that would reasonably be expected to require the Company under applicable law, rule or regulation to make a public announcement regarding any of the types of matters set forth in clauses "(a)", "(b)" or "(c)" above; or

  (e)
  enter into any discussions, negotiations, arrangements or understandings with any third party (other than bona fide advisers) with respect to any of the foregoing, or otherwise form, join or in any way engage in discussions relating to the formation of, or participate in, a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in connection with any of the foregoing; or

  (f)
  make any public announcement requesting or propose by means of a public announcement that the Company amend, waive or consider the amendment or waiver of any provisions set forth in this Section 1.

        Notwithstanding anything in this Agreement to the contrary, (i) BMS and its controlled affiliates shall be permitted to communicate directly or indirectly with the Company and its Representatives (as defined in the Confidentiality Agreement) on a confidential basis during the Standstill Period as contemplated by, and in accordance with the terms of, the Confidentiality Agreement and (ii) neither BMS nor any of its controlled affiliates shall be prohibited from acquiring Voting Securities as passive investments by or through (a) a diversified mutual or pension fund managed by an independent investment adviser or pension plan established for the benefit of BMS' or its controlled affiliates' employees, (b) any of BMS' or its controlled affiliates' employee benefit plans or (c) any stock portfolios not controlled by BMS or any of its controlled affiliates which make passive investments in the Company among other companies.

        Further, nothing herein shall prevent BMS or any of its controlled affiliates from acquiring securities of, or from entering into any merger or other business combination with, another company or other person (a "BMS Acquired Person") which beneficially owns Voting Securities provided that

(i) neither BMS nor any of its controlled affiliates assisted, induced or encouraged the BMS Acquired Person to acquire beneficial ownership of any Voting Securities and (ii) such BMS Acquired Person acquired beneficial ownership of all of the Voting Securities beneficially owned by such BMS Acquired Person prior to the commencement of negotiations or discussions with respect to any transaction or series of related transactions in connection with which such BMS Acquired Person became a BMS Acquired Person.

        The restrictions set forth in this Section 1 shall terminate immediately in the event of any third party publicly commences (or publicly announces its intention to commence) any attempt to acquire at least thirty five percent (35%) of the outstanding Voting Securities. In addition, the restrictions contemplated by this Section 1 shall be terminated and BMS or any of its controlled affiliates shall be permitted to take any of the actions described in clauses (a) through (and including) (e) of this Section 1 (A) if the Company specifically invites BMS or any of its controlled affiliates in writing to take such actions or (B) if the Company shall have entered into a definitive agreement providing for an Acquisition Transaction (as defined below). For purposes of this Agreement, "Acquisition Transaction" means (1) any direct or indirect divestiture or sale by the Company or any subsidiary of assets, in one or a series of related transactions, for an aggregate consideration equal to at least thirty five percent (35%) of the market capitalization of the Company immediately prior to entering into such transaction or at least thirty five percent (35%) of the Voting Securities or other equity interests in the Company, (2) any tender offer or exchange offer that if consummated could result in any person or group beneficially owning at least thirty five percent (35%) of any class of Voting Securities, or (3) any merger, consolidation, business combination, recapitalization or similar transaction involving the Company representing at least thirty five percent (35%) of the market capitalization of the Company or at least thirty five percent (35%) of the Voting Securities or other equity interests in the Company (other than the issuance of new securities by the Company solely in connection with a bona fide capital raising transaction).

        If the Company has entered into, or subsequently enters into, an agreement similar to this Agreement with a third party considering an Acquisition Transaction, and such agreement contains restrictions on such third party that are less restrictive than the restrictions set forth in this Section 1 (or contains no restrictions similar to the restrictions set forth in this Section 1), then (x) the Company shall promptly notify BMS in writing and (y) BMS shall automatically be bound to the restrictions set forth above only to such lesser extent and for such lesser period that such third party is restricted.

        The expiration of the Standstill Period will not terminate or otherwise affect any provisions of the Confidentiality Agreement.

        2.     No Waiver.    No failure or delay by the Company or any of its Representatives in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, and no single or partial exercise of any such right, power or privilege will preclude any other or future exercise thereof or the exercise of any other right, power or privilege under this Agreement. Except as otherwise provided in this Agreement, no provision of this Agreement can be waived except by means of a written instrument that is validly executed on behalf of the Company and that refers specifically to the particular provision or provisions being waived or amended.

        3.     Remedies.    BMS shall indemnify and hold harmless the Company and the Company's Representatives against and from, and shall compensate and reimburse the Company and the Company's Representatives for, any damage, loss, claim, liability or expense (including legal fees and the cost of enforcing the Company's rights under this Agreement) arising directly or indirectly out of or resulting directly or indirectly from any breach of this Agreement. BMS acknowledges that money damages may not be a sufficient remedy for any breach of this Agreement by BMS or any of BMS's Representatives and that the Company may suffer irreparable harm as a result of any such breach. Accordingly, the Company will also be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any breach or threatened breach of this Agreement. The indemnification and equitable remedies referred to above will not be deemed to be the exclusive remedies for a breach of this Agreement, but rather will be in addition to all other remedies available at law or in equity to the Company.

        4.     Confidentiality Agreement.    Sections 9, 12 (first sentence), and 14 through 16 of the Confidentiality Agreement shall apply to this Agreement and each of the parties hereto as if included herein in their entirety.

        5.     Entire Agreement.    This Agreement and the Confidentiality Agreement constitute the entire agreement between BMS and the Company regarding the subject matter hereof and supersede all previous written or oral representations, agreements or understandings between the parties with respect to the subject matter hereof. This Agreement may not be changed, modified, amended or supplemented except by a written instrument signed by both parties.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date written above.

BRISTOL-MYERS SQUIBB COMPANY		KOSAN BIOSCIENCES INCORPORATED
By:	/s/ CHARLES H. SIMMONS	By:	/s/ JONATHAN K. WRIGHT
Charles H. Simmons (Printed Name)		Jonathan K. Wright (Printed Name)
Vice President, Corp. Development (Title)		SVP–General Counsel (Title)

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STANDSTILL AGREEMENT